Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 29, 2008 relating to the consolidated financial statements and the related financial statement schedule of Vulcan Materials Company and its subsidiary companies (the “Company”) and the effectiveness of the Company’s internal control over financial reporting (which report on the consolidated financial statements expresses an unqualified opinion and includes an emphasis of matter paragraph referring to the Company’s acquisition of 100% of the outstanding common stock of Florida Rock Industries, Inc.), appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2007, which is incorporated by reference in this Registration Statement.
We also consent to the reference to us under the heading “Experts” in such Registration Statement.
/s/ DELOITTE & TOUCHE LLP
Birmingham, Alabama
April 23, 2008

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